Exhibit 99.1

NEWS FROM

ESCO TECHNOLOGIES

For more information contact:
Kate Lowrey	For media inquiries:
Director, Investor Relations	David P. Garino
ESCO Technologies Inc.	(314) 982-0551
(314) 213-7277

ESCO ANNOUNCES SECOND QUARTER RESULTS

ST. LOUIS, May 3, 2011 – ESCO Technologies Inc. (NYSE: ESE) today reported its operating results for the second quarter ended March 31, 2011.

Second Quarter 2011 Highlights

•	Net sales were $167 million, an increase of $38 million, or 29 percent, over Q2 2010 net sales of $129 million;
•
Utility Solutions Group (USG) net sales were $85 million, an increase of $13 million, or 18 percent over Q2 2010 net sales of $72 million (Aclara sales increased $7 million, and Doble sales increased $6 million);

•	Filtration net sales increased $14 million, or 54 percent over Q2 2010, with Crissair contributing $7 million of the increase;
•	Test net sales increased $11 million, or 33 percent over Q2 2010;
•	EBIT dollars increased $12 million, or 120 percent over Q2 2010, and EBIT margins as a percent of sales increased meaningfully across all three operating segments;
•	EPS was $0.49 per share, or 123 percent over Q2 2010 EPS of $0.22 per share;
•	Net cash provided by operating activities increased to $17 million, compared to a use of cash from operating activities of $2 million in Q2 2010;
•	Entered orders were $167 million resulting in a book-to-bill ratio of 1.0x and firm order backlog of $387 million at March 31, 2011.

Chairman’s Commentary – Second Quarter

Vic Richey, Chairman and Chief Executive Officer, commented, “I am pleased to announce another strong quarter as we exceeded our internal EBIT projections across the
Company which resulted in higher than expected EPS. The EPS increase was driven by Filtration and Test generating higher sales volumes along with a favorable sales mix, and USG reporting higher than expected profit resulting from additional high margin Aclara sales and lower than planned spending on our previously discussed Smart Grid initiatives. Our investments in these Smart Grid initiatives are expected to increase significantly in the second half of the year.
“Second quarter sales increased $38 million with all three segments showing meaningful growth year-over-year. I was pleased to see the sales increase being relatively balanced across the Company, which I believe demonstrates the success of our multi-segment growth strategy.
“EBIT increased nearly $12 million in the second quarter, reflecting solid operating performance across the company, which in turn drove EBIT margins significantly higher in all three segments.
“Compared to the record level of entered orders in the second quarter of fiscal 2010, I am comfortable with the $167 million in orders received in Q2 of 2011, as well as the resulting $387 million of backlog. The $26 million increase in backlog from the start of the fiscal year was driven by the significant orders received in Test and USG, both domestically and internationally.
“I’m very satisfied with the first six months of fiscal 2011 as we exceeded our internal operating goals across all segments of the business. Our Utility Solutions Group continues its solid performance, and our ongoing investments in new products and advanced technologies continue to solidify our market position in the fast-growing Smart Grid area. As I’ve noted before, we are fully committed to expanding our product offering and related solutions and being recognized as a leading provider of next generation technologies for the Smart Grid.”

Business Outlook

Statements contained in the preceding and following paragraphs are based on current expectations. Statements that are not strictly historical are considered forward-looking, and actual results may differ materially.

Dividend Payment

The next quarterly cash dividend of $0.08 per share will be paid on July 20 to stockholders of record on July 6.

Fiscal Year 2011

Management’s expectations for sales and EPS growth for 2011 remain consistent with the Outlook communicated in the November 11, 2010 and February 3, 2011 earnings releases.
Additionally, as a result of the timing of previously communicated USG Smart Grid spending, along with earlier than planned customer deliveries which resulted in higher sales and profits in the first half of fiscal 2011 than originally planned, Management expects third quarter EPS to be lower than second quarter EPS. Fourth quarter EPS is expected to be higher than third quarter, and full year EPS remains consistent with Management’s earlier expectations.

Chairman’s Commentary – Longer-Term

Mr. Richey concluded, “While I continue to remain positive about our near-term outlook, recently, I have become more excited about our significant growth prospects over the next three to five years. To support this view, in April, we completed our formal strategic planning meetings and reviewed our short-term and specific long-term growth opportunities across all operating units. As a result, I am more optimistic today about the size and number of specific, identifiable growth opportunities across the Company that should manifest themselves into orders and sales over the next several years.
“We expect our mid-term growth projections will be led by the largest AMI gas project in North America, supplemented by our international AMI opportunities, and complemented by our expected domestic growth across all three operating segments.
“Our COOP, Gas and Water AMI business opportunities remain very strong, and our market-leading position at Doble should allow us to expand our domestic success to our targeted international opportunities.
“I remain very optimistic about our current business prospects, including our new product roadmap in USG where we are investing heavily in 2011. I believe this significant investment will pay us back over the next couple of years with meaningful growth opportunities, both domestically and internationally.
“Our commitment remains the same − to achieve our long-term goal of increasing shareholder value.”

Conference Call

The Company will host a conference call today, May 3, at 4 p.m. Central Time, to discuss the Company’s second quarter and year-to-date fiscal 2011 operating results. A live audio webcast will be available on the Company’s web site at www.escotechnologies.com. Please access the web site at least 15 minutes prior to the call to register, download and install any necessary audio software. A replay of the conference call will be available for seven days on the Company’s web site noted above or by phone (dial 1-888-203-1112 and enter the pass code 7282066).

Forward-Looking Statements

Statements in this press release regarding the amount and timing of the Company’s expected 2011 and beyond revenues, EBIT margins, EPS, sales, investments, the likelihood, timing and revenue associated with the anticipated SoCalGas AMI contract, the size, number and timing of growth opportunities in the future, new product development, success in capturing international and domestic USG opportunities, development and success of new products and technologies, the long-term success of the Company, and any other statements which are not strictly historical are “forward-looking” statements within the meaning of the safe harbor provisions of the federal securities laws. Investors are cautioned that such statements are only predictions and speak only as of the date of this release, and the Company undertakes no duty to update. The Company’s actual results in the future may differ materially from those projected in the forward-looking statements due to risks and uncertainties that exist in the Company’s operations and business environment including, but not limited to: the risk factors described in Item 1A of the Company’s Annual Report on Form 10-K for the fiscal year ended September 30, 2010; the success of negotiations between SoCalGas and the Company; changes in requirements of SoCalGas; SoCalGas’ ability to successfully negotiate appropriate terms and conditions with other subcontractors and project participants; financial constraints impacting SoCalGas; the receipt of necessary regulatory approvals pertaining to the SoCalGas project; the impact of Japan the earthquake; the success of the Company’s competitors; changes in Federal or State energy laws; the Company’s successful performance of its AMI contracts; site readiness issues with Test segment customers; weakening of economic conditions in served markets; changes in customer demands or customer insolvencies; competition; intellectual property rights; technical difficulties; unforeseen charges impacting corporate operating expenses; the performance of the Company’s international operations; material changes in the costs and availability of certain raw materials including steel and copper; worldwide availability of electronic components; termination for convenience of customer contracts; timing and magnitude of future contract awards; containment of engineering and development costs; performance issues with key customers, suppliers and subcontractors; labor disputes; changes in laws and regulations including but not limited to changes in accounting standards and taxation requirements; costs relating to environmental matters; uncertainty of disputes in litigation or arbitration; and the Company’s successful execution of internal operating plans.
ESCO, headquartered in St. Louis, is a proven supplier of special purpose utility solutions for electric, gas, and water utilities, including hardware and software to support advanced metering applications and fully automated intelligent instrumentation. In addition, the Company provides engineered filtration products to the aviation, space, and process markets worldwide and is the industry leader in RF shielding and EMC test products. Further information regarding ESCO and its subsidiaries is available on the Company’s web site at www.escotechnologies.com.

- tables attached -

ESCO TECHNOLOGIES INC. AND SUBSIDIARIES Condensed Consolidated Statements of Operations (Unaudited) (Dollars in thousands, except per share amounts)

	Three Months Ended March 31, 2011	Three Months Ended March 31, 2010

Net Sales	$166,748	129,281
Cost and Expenses:
Cost of sales	98,594	79,399
Selling, general and administrative expenses	43,409	36,809
Amortization of intangible assets	3,035	2,887
Interest expense	538	755
Other (income) expenses, net	125	288
Total costs and expenses	145,701	120,138

Earnings before income taxes	21,047	9,143
Income taxes	7,820	3,177

Net earnings	$13,227	5,966

Earnings per share:
Basic
Net earnings	$0.50	0.23

Diluted
Net earnings	$0.49	0.22

Average common shares O/S:
Basic	26,583	26,440
Diluted	26,883	26,702

ESCO TECHNOLOGIES INC. AND SUBSIDIARIES Condensed Consolidated Statements of Operations (Unaudited) (Dollars in thousands, except per share amounts)

	Six Months Ended March 31, 2011	Six Months Ended March 31, 2010

Net Sales	$326,684	241,986
Cost and Expenses:
Cost of sales	196,077	146,835
Selling, general and administrative expenses	87,054	76,017
Amortization of intangible assets	5,888	5,771
Interest expense	1,312	2,237
Other (income) expenses, net	(493)	1,311
Total costs and expenses	289,838	232,171

Earnings before income taxes	36,846	9,815
Income taxes	12,806	3,412

Net earnings	$24,040	6,403

Earnings per share:
Basic
Net earnings	$0.91	0.24

Diluted
Net earnings	$0.90	0.24

Average common shares O/S:
Basic	26,562	26,432
Diluted	26,847	26,705

ESCO TECHNOLOGIES INC. AND SUBSIDIARIES Condensed Business Segment Information (Unaudited) (Dollars in thousands)

	Three Months Ended March 31,				Six Months Ended March 31,
	2011		2010		2011		2010

Net Sales
Utility Solutions Group	$84,992		72,009		177,182		133,232
Test	42,103		31,580		74,106		58,567
Filtration	39,653		25,692		75,396		50,187
Totals	$166,748		129,281		326,684		241,986

EBIT
Utility Solutions Group	$15,814		10,621		31,169		15,191
Test	5,214		2,096		7,123		2,796
Filtration	6,534		2,989		12,009		5,347
Corporate	(5,977)	(1)	(5,808)	(1)	(12,143)	(2)	(11,282)	(2)
Consolidated EBIT	21,585		9,898		38,158		12,052
Less: Interest expense	(538)		(755)		(1,312)		(2,237)
Earnings before income taxes	$21,047		9,143		36,846		9,815

Note:Depreciation and amortization expense was $5.8 million and $5.6 million for the quarters ended March 31, 2011 and 2010, respectively, and $11.3 million and $11.2 million for the six-month periods ended March 31, 2011 and 2010, respectively.

(1) Includes $1.2 million of amortization of acquired intangible assets. (2) Includes $2.3 million of amortization of acquired intangible assets.

ESCO TECHNOLOGIES INC. AND SUBSIDIARIES Condensed Consolidated Balance Sheets (Unaudited) (Dollars in thousands)

	March 31, 2011	September 30, 2010

Assets
Cash and cash equivalents	$32,604	26,508
Accounts receivable, net	137,792	141,098
Costs and estimated earnings on long-term contracts	10,080	12,743
Inventories	94,697	83,034
Current portion of deferred tax assets	16,232	15,809
Other current assets	17,592	17,169
Total current assets	308,997	296,361

Property, plant and equipment, net	72,965	72,563
Goodwill	360,950	355,656
Intangible assets, net	231,941	229,736
Other assets	19,473	19,975
	$994,326	974,291

Liabilities and Shareholders’ Equity
Short-term borrowings and current maturities of long-term debt	$51,508	50,000
Accounts payable	47,715	59,088
Current portion of deferred revenue	23,857	21,907
Other current liabilities	74,962	55,985
Total current liabilities	198,042	186,980
Deferred tax liabilities	78,925	79,388
Other liabilities	45,947	47,941
Long-term debt	92,000	104,000
Shareholders’ equity	579,412	555,982
	$994,326	974,291

ESCO TECHNOLOGIES INC. AND SUBSIDIARIES CONSOLIDATED STATEMENTS OF CASH FLOWS (Unaudited) (Dollars in thousands)

Six Months Ended March 31, 2011
Cash flows from operating activities:
Net earnings	$24,040
Adjustments to reconcile net earnings to net cash provided by operating activities:
Depreciation and amortization	11,333
Stock compensation expense	2,494
Changes in current assets and liabilities	1,411
Effect of deferred taxes	(940)
Change in deferred revenue and costs, net	2,268
Pension contributions	(4,010)
Other	(629)
Net cash provided by operating activities	35,967

Cash flows from investing activities:
Acquisition of business, net of cash acquired	(3,732)
Additions to capitalized software	(7,867)
Capital expenditures	(5,636)
Net cash used by investing activities	(17,235)

Cash flows from financing activities:
Proceeds from long-term debt	22,508
Principal payments on long-term debt	(33,000)
Dividends paid	(4,247)
Proceeds from exercise of stock options	661
Other	288
Net cash used by financing activities	(13,790)

Effect of exchange rate changes on cash and cash equivalents	1,154

Net increase in cash and cash equivalents	6,096
Cash and cash equivalents, beginning of period	26,508
Cash and cash equivalents, end of period	$32,604

Add

ESCO TECHNOLOGIES INC. AND SUBSIDIARIES Other Selected Financial Data (Unaudited) (Dollars in thousands)

Backlog And Entered Orders – Q2 FY 2011	Utility Solutions	Test	Filtration	Total
Beginning Backlog – 12/31/10	$163,276	90,717	132,527	386,520
Entered Orders	81,528	41,763	43,775	167,066
Sales	(84,992)	(42,103)	(39,653)	(166,748)
Ending Backlog – 3/31/11	$159,812	90,377	136,649	386,838

Backlog And Entered Orders – YTD Q2 FY 2011	Utility Solutions	Test	Filtration	Total
Beginning Backlog – 10/1/10	$153,478	74,333	132,835	360,646
Entered Orders	183,516	90,150	79,210	352,876
Sales	(177,182)	(74,106)	(75,396)	(326,684)
Ending Backlog – 3/31/11	$159,812	90,377	136,649	386,838